STOCK EXCHANGE AGREEMENT

AGREEMENT made this 21st day of April, 1995, by and between Nashville Music Consultants (hereinafter "Stockholders"), and Health Care Centers of America, Inc., a Nevada corporation (hereinafter "HCCA") in consideration of the mutual promises and undertakings of the parties.

                                                        WITNESSETH:

WHEREAS, the Stockholders are the holders of all of the currently issued and outstanding shares of the common stock, par value of (hereinafter referred to as "Stockholders' Corporation"); and

WHEREAS, the authorized capital stock of HCCA consists of 900,000.000 shares of capital stock, par value $0.01 per share, of which approximately 160 million shares are currently issued and outstanding, and

WHEREAS, HCCA and the Stockholders agree that it would be to their mutual benefit for HCCA to acquire all of the outstanding stock of Stockholders in Stockholders' Corporation from the Stockholders in exchange for shares of HCCA stock.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS: Stockholders, jointly and severally, hereby represent and warrant to HCCA that:

         (a) Stockholders collectively own on the date hereof, and on the Closing Date hereinafter provided, will own, free and clear of all liens, charges and encumbrances, all of the issued and outstanding shares of common stock of Stockholders' Corporation.

         (B) Stockholders' Corporation is a corporation duly organized and validly existing and


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         (B)  Stockholders'  Corporation  is a  corporation  duly  organized and validly existing and
in good standing under the laws of the State of Tennessee, is duly qualified to transact business as a foreign corporation and is in good standing in the State of N/A, has all corporate power to engage in the business in which it is
presently   engaged,   and  has  an  authorized   capital  stock  consisting  of
____________ shares of par value common stock, of which there are validly issued and outstanding __________Stockholders fully paid and non-assessable.

         (C) Stockholders have initialed and furnished to HCCA copies of the balance sheet of Stockholders' Corporation as of the period ended March 31, 1995, together with related statements of income and expense for the period then ended prepared by Stockholders. Said balance sheet and related statements accurately set forth the financial condition of Stockholders as of said date, and of the results of operations for the period involved, prepared in conformity with generally accepted accounting principles consistently applied. If not previously furnished HCCA, stockholders will have initialed and furnished to HCCA, upon request, copies of income and expense statements and related balance sheets and financial records for additional past years as may be deemed necessary by HCCA, and shall provide access to any records of Stockholders' Corporation deemed necessary for verification of information requested by or furnished to HCCA.

         (d) Stockholders' Corporation has good and marketable title to all of its property and assets (except property and assets disposed of since such date in the usual and ordinary course of business), subject to no mortgages, pledges, liens or other encumbrances except as disclosed in such balance sheet or in Exhibit "A" annexed hereto and made a part hereof.

         (e) As of 3/31/95 (date), Stockholders' Corporation has no obligations, liabilities or commitments, contingent or otherwise, of a material nature which were not provided for, except as set forth in such balance sheet or in Exhibit "A".

         (f) Since the date of the aforementioned balance sheet, there has been no change


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         (f) Since the date of the aforementioned  balance sheet, there has been no change
in the nature of the business of Stockholders' Corporation nor in its financial condition or property, other than changes in the usual and ordinary course of
business,   none  of  which  has  been  materially  adverse,  and  Stockholders'
Corporation has incurred no obligations or liabilities or made any commitments other than in the usual and ordinary course of business or as disclosed in Exhibit "A".

         (g) Nashville Music Consultants is not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, or to any operation, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit "A".

         (h) Neither Stockholders nor Stockholders' Corporation are defendants (or plaintiff, against whom a counterclaim has been asserted (in any litigation, pending or threatened; nor has any material claim been made or asserted against Stockholders or Stockholders' Corporation; and there are no proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving Stockholders or Stockholders' corporation except as disclosed in Exhibit "A".


         (I) Stockholders or Stockholders' Corporation is not in default under any agreement to which it is a party nor in the payment of any of its obligations.

         (j) Between the date of the balance sheet referred to in subparagraph "c" hereof and the Closing, Stockholders' Corporation will not have (I) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed , any of the outstanding shares of its common stock, or
(ii) made or authorized any changes in its Certificate of Incorporation or in any amendment thereto or in its By-Laws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased or transferred or contracted to sell, lease or transfer any assets,


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tangible or intangible,  or entered into any other  transactions,  except in the usual and ordinary course of business, or (vi) made any loan or advance to any stockholder of Nashville Music Consultants or to any other person, firm, or corporation except in the usual and ordinary course of business, or (vii) made any material change in any existing employment agreement for the payment of any bonus to any officer, employee or agent, except as set forth in Exhibit "A" hereof.

         (k) This Agreement has been duly executed by Stockholders, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which either of them or Stockholders or Stockholders' Corporation is a party or to which either of them or Stockholders' Corporation is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which either of them or Stockholders' Corporation is subject.

         (l) Stockholders' Corporation has timely filed or timely filed necessary extensions with the appropriate governmental authorities all tax and other returns required to be filed by it, and such returns are true and complete and all taxes shown thereon to be due have been paid. All material federal, state, local, county, franchise, sales, use, excise and other taxes assessed or due have been duly paid, and no reserves for unpaid taxes have been set up or required on the basis of the facts and in accordance with generally accepted accounting principles.

         (m) Stockholders' Corporation is not in default with respect to an order, writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of Stockholders threatened against or affecting Stockholders at law or in equity, or before or by any federal,



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state,  municipal or other governmental court,  department,  commission,  board, bureau, agency or instrumentality, domestic or foreign. Stockholders has complied in all material respects with all laws, regulations and orders applicable to its business.

         (n) No representation or warranty in this section, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by the Stockholders or Stockholders' Corporation, or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading. Stockholders' Corporation has maintained and will until Closing, maintain, in full force and effect adequate policies of insurance, including malpractice insurance, with coverage sufficient to meet the normal requirements of its business. Malpractice insurance must be maintained at all times during the duration of this agreement, as applicable, by the health care physician. Any representation, duty, agreement, or warranty contained herein by or relating to Stockholders' Corporation shall be deemed to be a representation, duty, agreement, or warranty of Stockholders, and Stockholders shall cause Stockholders' Corporation to fully comply with the terms of this Stock Exchange Agreement as it applied to Stockholders' Corporation.

2. REPRESENTATIONS AND WARRANTIES OF HCCA. HCCA represents and warrants to Stockholders that:

         (a) HCCA is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada; HCCA is qualified to transact business in any other state and has an authorized capitalization of 900,000,000 shares of which there are issued and outstanding 160 million shares of capital stock, par value $0.001 per share.

         (b) HCCA has delivered to Stockholders its financial statements for the three years, prepared by W. Dale McGhie, Certified Public Accountant. These financial statements accurately set forth the financial condition of HCCA as of the dates specified, and the results of operations for the fiscal years involved, prepared in conformity with generally accepted accounting principles consistently applied.

         (C) HCCA has good and marketable title to all of it s property and assets (except property and assets disposed of since such date in the usual and ordinary course of business), subject to no mortgages, pledges, liens or other encumbrances except as disclosed in such balance sheet or in Exhibit "B" annexed hereto and made a part hereof.

         (d) As of March 31, 1995, HCCA has no obligations, liabilities, or commitments, contingent or otherwise, of a material nature which were not provided for, except as set forth in such balance sheet or in Exhibit "B".

         (e) Since the date of the aforementioned balance sheet, there has been no change in the nature of the business of HCCA nor in its financial condition or property, other than changes in the usual and ordinary course of business, none of which has been materially adverse, and HCCA has incurred no obligations or liabilities or made any commitments other than in the usual and ordinary course of business except as disclosed in Exhibit "B".

         (f) HCCA is not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, nor to any pension, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit "B".

         (g) HCCA is neither a defendant, nor a plaintiff against whom a counterclaim has been asserted in any litigation, pending or threatened, nor has any material claim been made or asserted against HCCA nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving HCCA except as disclosed in Exhibit "B".

         (h) HCCA is not in default under any agreement to which it is a party nor in the payment of any of its obligations.

         (I) Between the date of the balance sheet referred to in subparagraph "b" hereof and the Closing, HCCA will not have (I)paid or declared any dividends on its capital stock, (ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its By-Laws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial natural and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, and except as set forth in Exhibit "B" hereof.

         (j) This Agreement has been duly executed by HCCA and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which it is party or to which it is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary duty to which it is subject.

         (k) HCCA will file with the appropriate governmental authorities all tax and other returns required to be filed by it, such returns are true and complete and all taxes shown thereon to be due have been paid. All material, federal, state, local, county, franchise, sales, use, excise and other taxes assessed or due have been duly paid and no reserves for unpaid taxes have been set up or are required on the basis of the facts and in accordance with generally accepted accounting principles.

         (l) HCCA is not in default with respect to any other writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings, or investigations pending or, to the knowledge of HCCA threatened against or affecting HCCA at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board bureau, agency or instrumentality domestic or foreign.

         (m) The issued and outstanding shares of HCCA have been admitted to trading in the over-the-counter market.

3. DATE AND TIME OF CLOSING. The closing shall be held on April 22, 1995 immediately following the resolution by the Board of Directors of HCCA as set forth in Paragraph 5 of this Agreement, at the offices of HCCA, 510 Renaissance, Oakbrook Terr., IL 60181 or at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter "the Closing").

4. EXCHANGE OF SHARES OF STOCK. The mode of carrying into effect the exchange provided for in this Agreement shall be as follows:

         (a) At or prior to the Closing, the Articles of Incorporation of HCCA shall be amended as set forth in Paragraph 5(b) below.

         (b) At the Closing, each share of Stockholder's stock then issued and outstanding shall be exchanged for 4,000,000 shares of HCCA stock (as hereinafter defined). Each holder of outstanding shares of Stockholder's Corporation stock, upon delivery to HCCA of one or more duly endorsed stock certificates, shall be entitled to receive one or more stock certificates for the full number of shares of HCCA stock into which the Stockholders' stock so delivered shall have been exchanged as aforesaid, based on the exchange ratio set forth above.

         (C) Fractional shares shall not be issued. In lieu thereof, the number of shares to be issued upon such exchange shall be rounded up or down to the nearest full share.

         (d) All shares of HCCA stock to be issued as set forth above shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to the shares of stock exchanged therefore.

         (e) HCCA's stock closing price, as of this date, is $1.00 per share.

5. RESOLUTIONS BY BOARD OF DIRECTORS OF HCCA. Prior to closing, the Board of Directors of HCCA will enter a resolution approving the exchange between HCCA and Shareholders' Corporation.

  a) HCCA shall have received an opinion from counsel to the Stockholders or Stockholders' Corporation, to the following effect:

         (1) That Stockholders Corporation is a "C" corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has the corporate power to own properties and carry on its business as it is now being conducted;

         (2) That the outstanding shares of stock have been duly and validly issued and are fully paid and non-assessable;

         (3) That this Agreement has been duly executed and delivered by the stockholders and is legally and validly binding upon them in accordance with its terms;

         (4) That the execution and delivery of this agreement, the consummation of the transactions herein contemplated and in compliance with the terms and provisions of this Agreement on the part of the Stockholders will not breach any statute or any regulation nor conflict with or result in a breach of the Articles of Incorporation or By-Laws of Stockholders' Corporation or any of the terms, conditions or provisions of any agreement or instrument known to said counsel to which either of the Stockholders or Stockholders' Corporation is a party or is bound;

         (5) That there are no options, agreements or commitments of any kind, relating to the commons stock of Stockholders' Corporation to which it is a party other than as disclosed in the financial statements furnished to HCCA by the Stockholders;

         (6) That, to the best of its knowledge, there is no litigation, proceedings, claim or governmental investigation pending or threatened against or relating to Stockholders, Stockholders' corporation or its properties or business;

         (7) That, upon transfer of the shares of Stockholders stock in accordance with the terms of this Agreement, HCCA will have title to such stock free of any liens encumbrances, claims or other limitations thereon, except for restrictions imposed by federal or state security laws and regulations.

     (b) The Stockholders shall deliver to HCCA a Certificate issued by the appropriate governmental authority evidencing the good standing of Stockholders' Corporation.

7.  INDEMNITIES.
     (a) The Stockholders shall deliver to HCCA at the Closing an indemnity agreement (in the form of Exhibit "C" attached hereto) pursuant to which they shall agree to indemnify and hold harmless HCCA and/or its successors and assigns, of and from any and all loss, liability or damage, including reasonable attorney's fees and expenses, arising out of or resulting from the assertion against HCCA of any claims, debts or obligations, fixed, contingent or otherwise, including federal, state and local tax obligations attributable to periods prior to this date, except to the extent reserved against in their aforementioned balance sheet. HCCA shall give the Stockholders prompt notice of the assertion of any such claim, and HCCA shall afford the Stockholders an opportunity to participate with counsel of their own choosing, at their own expense, in the defense or other contest thereof. In connection therewith, HCCA shall afford the Stockholders access to such books and records of HCCA as may be reasonably required.

     (b) HCCA shall deliver to the Stockholders at the Closing an indemnity agreement (in the form of Exhibit "D" attached hereto) pursuant to which HCCA will agree to indemnify and hold harmless the Stockholders, and their respective heirs, administrators and assigns, of and from any heirs, administrators and assigns, of and from any and all loss, liability or damage, including reasonable attorney's fees and expenses, arising out of the breach of any of the representations and warranties of HCCA contained in this Agreement.

8. ACCESS TO RECORDS. During the period between the date of this Agreement and the Closing, HCCA and the Stockholders shall each afford representatives of the other party free access to HCCA's and the Stockholders' offices, plants, records, files, books of account and tax returns, under such circumstances as will not unreasonably interfere with the normal operations of such companies.

9. TERMINATION AND ABANDONMENT. HCCA acknowledges that the Stockholders have the absolute power and authority to annul their sale to HCCA if HCCA stock is not trading on the NASDAQ Daily Quotation Sheets. In addition, the Stockholders may annual the sale in eighteen (18) months if HCCA fails to complete its planned secondary stock offering. This sale may be annulled by either party hereto, if any action or proceeding before any court or governmental body or agency shall have been instituted or threatened to restrain or prohibit the consummation of this Agreement.
     SPIN-OFF CLAUSE. If HCCA, is adjudicated a bankrupt, or voluntarily files for bankruptcy, or makes any assignment for the benefit of the creditors, Stockholders may terminate this agreement, effective as of the date of notice of the termination.

10. NOTICES. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail postage prepaid, addresses as follows:

If to the Stockholders, to

Nashville Music Consultants
1102 18th Ave S
Nashville TN 57212



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If to HCCA, to

Health Care Centers of America, Inc.
510 Renaissance Blvd.
Oakbrook Terr IL 60181

or to any other address which may hereafter be designated by either party by notice given in like manner. All notices shall be deemed to have n given as of the date of receipt.

11. FURTHER ASSURANCES. Each party hereto hereby agrees to take any further action necessary or expeditious to carry out the provisions of this Agreement.

12. COUNTERPARTS. This agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

13. MERGER CLAUSE. This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto.

14. GOVERNING LAW. This Agreement shall be governed by and construed, according to the election of HCCA, the laws of the State of Nevada, or of any State in which either the closing occurs or the Stockholders' corporation transacts its primary business.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                     HCCA:
                                     Health Care Centers of America, Inc.
                                     By: /s/ Maurice Furlong
                                     Maurice Furlong
                                     Title: President

                                     Stockholder(s):
                                     /s/ Alcy Baggott, President
                                     Alcy Baggott, President
                                     Nashville Music Consultants, Inc.


                            REINCORPORATION AGREEMENT
                                       AND
                      AMENDMENT TO STOCK EXCHANGE AGREEMENT

This Amendment made this 1st day of September, 1998, by and between Nashville Music Consultants, Inc. (NMC) (also known as Nashville Music Group, Inc. (NMG) and health Care Centers of America, Inc. (HCCA) in consideration of the mutual promises and undertakings of the parties and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged.

                                   WITNESSETH:

WHEREAS, NMC and HCCA entered into a Stock Exchange Agreement (Agreement) on April 21, 1995; and

WHEREAS, NMC has since changed its corporate name to Nashville Music Group, Inc.
(NMG); and

WHEREAS, at the time of this Agreement, the only business activity of NMC was that in the area of publishing songs for the country music market; and

WHEREAS, since the date of the Agreement, NMC/NMG has diversified its business activities to areas in which it was not intended the HCCA would have any interest; and

WHEREAS, the song publishing activity of NMC/NMG has become a separate division with NMG; and

WHEREAS, since the date of the Agreement, Alcy Baggott has funded the overall operations of NMC/NMG in the approximate amount of $400,000; and

WHEREAS, since the date of the Agreement, Maurice W. Furlong, on behalf of HCCA, has funded the publishing division of NMC/NMG in the approximate amount of $500,000; and

WHEREAS, the parties wish to amend the Agreement to conform to the Intent of the parties; and

WHEREAS, NMG represents and warrants that its publishing division currently owns, free and clear, approximately 400 songs, of which approximately 200 have been recorded as demonstration tapes.

NOW, THEREFORE, in consideration of the promises of the parties and or other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. NMG has incorporated a subsidiary under the laws of the State of Tennessee as a separate entity named "MUSIC ALLY, INC." (MAI). It is intended by the parties that the transfer of MAI stock in exchange for HCCA stock under the Agreement and this Amendment, shall qualify as a tax free acquisition under Section 368(s)(1)(8) of the Internal Revenue Code.

2. NMG agrees to transfer the publishing division of NMG to MAI. NMG agrees to transfer the stock of MAI to HCCA in order to meet its obligation as set out in the Agreement.

3. All of the stock would thereafter be owned by HCCA making MAI a wholly owned subsidiary of HCCA.

4. The president of MAI shall by Alcy Baggott. Maurice W. Furlong shall be a member of the board of directors of MAI.

5. HCCA hereby relinquishes any right, title or interest it may have in any of the operations of NMG as a result of the Agreement which are not directly related to the publishing activities of NMG and MAI.

6. The effectiveness of this amendment shall be the date of July 1, 1997.

7. The remaining portions of the Agreement not affected by this amendment shall continue in full force and effect.

Health Care Centers of America, Inc.

By: /s/ Maurice WE. Furlong
Maurice W. Furlong, president and CEO


Nashville Music Group, Inc.

By: /s/ Alcy Baggott, President & CEO
Alcy Baggott, President and CEO
                                 STATE OF NEVADA
                               DEPARTMENT OF STATE

                          CERTIFICATE OF REINSTATEMENT


I, CHERYL A. LAU, the duly elected Secretary of State of the State of Nevada, do hereby certify that SCN, LTD., a corporation formed under the laws of the State of NEVADA having paid all filing fees, licenses, penalties and costs, in accordance witht he provisions of Section 78.180.NRS, as amended, for the years and in the amoiunts as follows:

         1990-91 LIST OF OFFICERS AND PENALTY                          $100.00
         1991-92 LIST OF OFFICERS AND PENALTY                          $100.00
         1992-93 LIST OF OFFICERS AND PENALTY                          $100.00
         1993-94 LIST OF OFFICERS AND PENALTY                          $100.00
         REINSTATEMENT FEE                                             $  50.00

and otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, this 29TH day of JUNE, A.D., 1993

                                            /s/ Cheryl A. Lau
                                            Secretary of State

[Great Seal
 of the State
 of Nevada]